SUB-ITEM 77E:  LEGAL PROCEEDINGS
LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities (collectively,
 ?Federated?) have been named as
defendants in several lawsuits,
that were consolidated into a
single action in the United
States District Court for
the Western District of
Pennsylvania, alleging
excessive advisory fees
involving one of the Federated-
sponsored mutual funds.  Without
admitting the validity of any
claim, Federated reached a final
settlement with
the Plaintiffs in these cases
in April 2011.